Exhibit 99.1

McKesson Board of Directors Elects

N. Anthony Coles as New Independent Director

SAN FRANCISCO, Calif., March 5, 2014 – As a next step in a series of corporate governance modifications, McKesson Corporation (NYSE: MCK) today announced that its Board of Directors has elected N. Anthony Coles, M.D., as a new independent director, effective April 29, 2014. In connection with Dr. Coles’ election, the size of the Board of Directors was increased from nine to ten members, nine of whom are independent.

“With over 20 years of experience in the biopharmaceuticals and pharmaceutical industries, including several public company leadership positions, Tony will provide unique perspectives that will further diversify the expertise of our Board,” said John H. Hammergren, chairman and chief executive officer, McKesson Corporation. “We are committed to maintaining the best possible leadership team to continue guiding our strong financial performance. The addition of Tony to our Board represents a continuation of initiatives already under way to address shareholder feedback and maintain industry-leading governance practices.”

The Board has appointed Dr. Coles as a member of its Compensation Committee and its Finance Committee. Dr. Coles’ term as a director will expire at the Company’s 2014 Annual Meeting of Stockholders unless he is renominated as a director, and elected by stockholders at the annual meeting in accordance with McKesson’s majority voting standard.

N. Anthony Coles, M.D.

Dr. Coles, 53, was President, Chief Executive Officer and Chairman of the Board of Onyx Pharmaceuticals, Inc., a biopharmaceutical company, from 2012 until 2013, having served as its President and Chief Executive Officer, and a member of its board of directors, from 2008 until 2012. From 2005 to 2008, Dr. Coles served as an executive and a director of NPS Pharmaceuticals, Inc., a public biopharmaceutical company (“NPS”). Dr. Coles began his tenure at NPS as President and Chief Operating Officer and ended his tenure there as President and Chief Executive Officer. Prior to 2005, Dr. Coles served in various leadership positions in the biopharmaceutical and pharmaceutical industries, including at Merck & Co., Inc., Bristol-Myers Squibb Company and Vertex Pharmaceuticals Incorporated.

About McKesson Corporation

McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit www.mckesson.com.

Contact:

Investors and Financial Media:

Erin Lampert, +1 415-983-8391

Erin.Lampert@McKesson.com

General and Business Media:

Kris Fortner, +1 415-983-8352

Kris.Fortner@McKesson.com